Exhibit 99.1

NEWS RELEASE

For Immediate Release

NCO GROUP ANNOUNCES SECOND QUARTER
RESULTS OF $0.31 PER DILUTED SHARE,
AFTER SPECIAL CHARGES OF $0.04 PER SHARE

HORSHAM, PA, July 31, 2006 – NCO Group, Inc. (“NCO” or the “Company”) (NASDAQ: NCOG), a leading provider of business process outsourcing services, announced today that during the second quarter of 2006, it reported net income of $10.0 million, or $0.31 per diluted share; including special charges of $1.4 million, net of taxes, or $0.04 per diluted share. This compares to net income of $14.1 million, or $0.42 per diluted share, in the second quarter of 2005. Guidance for the second quarter was $0.26 to $0.31 per diluted share, including special charges of $0.04 per diluted share.

The special charges are associated with the previously announced restructuring of the Company’s legacy operations to streamline the Company’s cost structure, the integration of recent acquisitions, and costs associated with the Company’s proposed merger. The restructuring charges are included as a separate line item under operating costs and expenses, and the integration and merger charges are included in payroll and related expenses, and selling, general and administrative expenses. The Company continues to evaluate the timing of the activities associated with the special charges in order to maximize the benefits to the Company.

NCO is organized into four divisions that include Accounts Receivable Management North America (“ARM North America”), Customer Relationship Management (“CRM”), Portfolio Management, and Accounts Receivable Management International (“ARM International”).

Overall revenue in the second quarter of 2006 was $296.2 million, an increase of 17.3%, or $43.8 million, from revenue of $252.4 million in the second quarter of 2005.

For the second quarter of 2006, ARM North America’s revenue was $211.8 million as compared to $192.5 million in the second quarter of 2005. The increase was primarily attributable to the acquisition of Risk Management Alternatives, Inc. (“RMA”), which was completed on September 12, 2005, and an $8.8 million increase in inter-company revenue from Portfolio Management, which is eliminated in consolidation. During the quarter, this division recorded approximately $1.3 million, net of taxes, of restructuring charges, costs associated with integration of the Company’s recent acquisitions, and merger costs.

For the second quarter of 2006, CRM’s revenue was $60.1 million as compared to $43.8 million in the second quarter of 2005. The increase was primarily attributable to new clients ramping up business during the second half of 2005 and the first half of 2006. While these new contracts will allow this division to expand its revenue base in 2006, the deployment of large numbers of seats on an expedited schedule adversely impacts near-term profitability because the operating expenses are incurred in advance of the revenue growth. Partially offsetting the revenue from new clients was the previously discussed reduction in revenue from a major client where NCO ceased providing certain services when the client exited the consumer long-distance business due to changes in telecommunications laws.

For the second quarter of 2006, Portfolio Management’s revenue was $47.6 million compared to $33.0 million in the second quarter of 2005. The increase included additional revenue from portfolio assets acquired as part of two business combinations during the third quarter of 2005. Portfolio Management recorded $4.0 million of revenue during the second quarter of 2006 from the sale of portions of several older portfolios with little or no remaining carrying value, as compared to $5.3 million during the second quarter of 2005.

For the second quarter of 2006, ARM International’s revenue was approximately $6.0 million compared to $3.3 million in the second quarter of 2005. The increase in revenue was primarily attributable to the acquisition of the international operations of RMA. During the quarter this division recorded approximately $133,000, net of taxes, of restructuring and integration charges, net of taxes.

The Company will not host an investor conference call following the earnings release.

As previously announced, on July 21, 2006, the Company entered into a definitive agreement to be acquired by One Equity Partners (“OEP”) and Michael J. Barrist, Chairman, President and Chief Executive Officer of the Company, in a transaction valued at approximately $1.26 billion. Other members of executive management will be given an opportunity to invest in the surviving company and Mr. Barrist will continue as Chief Executive Officer.

Under the terms of the agreement, NCO shareholders will receive $27.50 in cash for each share of NCO common stock they hold as of the effective date of the merger. The price represents a 44 percent premium to the closing price of the stock prior to the Company’s May 16, 2006 announcement of the receipt of the proposal from Mr. Barrist.

The merger agreement was negotiated on behalf of NCO by a special committee of the Board of Directors composed entirely of independent members of the Board. Upon the unanimous recommendation of the special committee, the Board of Directors has approved the merger agreement and has recommended to NCO's shareholders that they adopt the agreement.

The transaction is expected to be completed in the fourth quarter of 2006, subject to receipt of shareholder approval, closing of the debt financing and customary regulatory approvals as well as the satisfaction of other customary closing conditions.

In connection with the proposed merger, NCO will file a proxy statement with the Securities and Exchange Commission. SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the proxy statement (when available) and other documents filed by NCO at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from NCO by directing such request to NCO, Attention: Investor Relations, telephone: (215) 441-3000.

NCO and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning the interests of NCO’s participants in the solicitation is set forth in NCO’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available.

About NCO Group, Inc.

NCO Group, Inc. is a global provider of business process outsourcing services, primarily focused on accounts receivable management and customer relationship management. NCO provides services through 100 offices in the United States, Canada, the United Kingdom, India, the Philippines, the Caribbean and Panama.

For further information contact:

NCO Investor Relations
(215) 441-3000
www.ncogroup.com

Certain statements in this press release, including, without limitation, statements as to fluctuations in quarterly operating results, statements as to trends, statements as to NCO’s or management’s beliefs, expectations or opinions, and all other statements in this press release, other than historical facts, are forward-looking statements, as such term is defined in the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Forward-looking statements are subject to risks and uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from the expected or planned results. In addition to the factors discussed above, certain other factors, including without limitation, the risk that NCO will not be able to implement its business strategy as and when planned, the risk that NCO will not be able to realize operating efficiencies in the integration of its acquisitions or that the restructuring charges will be greater than anticipated, risks related to union organizing efforts at the Company's facilities, risks related to the ERP implementation, risks related to the final outcome of the environmental liability, risks related to past and possible future terrorists attacks, risks related to the economy, the risk that NCO will not be able to improve margins, risks relating to growth and acquisitions, including the acquisition of Risk Management Alternatives, Inc., risks related to fluctuations in quarterly operating results, risks related to the timing of contracts, risks related to international operations, and other risks detailed from time to time in NCO’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2005, can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements. NCO may not be able to complete the proposed transaction on the terms summarized above or other acceptable terms, or at all, due to a number of factors, including the failure to obtain approval of its shareholders, regulatory approvals or to satisfy other customary closing conditions. The Company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

NCO GROUP, INC. Unaudited Selected Financial Data (in thousands, except for per share amounts)

Condensed Statements of Income:
	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2006	2005	2006	2005

Revenues	$296,215	$252,447	$607,962	$512,796

Operating costs and expenses:
Payroll and related expenses	153,660	122,524	315,050	250,255
Selling, general and admin. expenses	104,462	91,313	213,191	184,350
Restructuring charge	1,387	—	5,774	—
Depreciation and amortization expense	12,920	10,920	26,115	21,678

	272,429	224,757	560,130	456,283

Income from operations	23,786	27,690	47,832	56,513

Other income (expense):
Interest and investment income	727	726	1,590	1,460
Interest expense	(6,793)	(4,867)	(13,804)	(10,042)
Other expense	—	(599)	—	(506)

	(6,066)	(4,740)	(12,214)	(9,088)

Income before income taxes	17,720	22,950	35,618	47,425

Income tax expense	6,362	8,814	13,004	18,018

Income before minority interest	11,358	14,136	22,614	29,407

Minority interest	(1,313)	(1)	(2,029)	(9)

Net income	$10,045	$14,135	$20,585	$29,398

Net income per share:
Basic	$0.31	$0.44	$0.64	$0.92

Diluted	$0.31	$0.42	$0.62	$0.86

Weighted average shares outstanding:
Basic	32,348	32,101	32,294	32,090
Diluted	33,335	36,099	34,790	36,136

Selected Balance Sheet Information:
	As of June 30, 2006	As of December 31, 2005

Cash and cash equivalents	$20,493	$23,716
Current assets	304,358	323,286
Total assets	1,324,481	1,327,962

Current liabilities	151,832	151,699
Long-term debt, net of current portion	265,328	321,834
Shareholders' equity	776,157	743,114

NCO GROUP, INC. Unaudited Selected Segment Financial Data (in thousands)

	For the Three Months Ended June 30, 2006

	ARM North America	CRM	Portfolio Management	ARM International	Intercompany Eliminations (1)	Consolidated

Revenues	$211,788	$60,081	$47,601	$5,967	$(29,222)	$296,215

Operating costs and expenses:
Payroll and related expenses	98,721	49,203	2,105	3,898	(267)	153,660
Selling, general and admin. expenses	90,310	10,940	30,494	1,673	(28,955)	104,462
Restructuring charge	1,332	—	—	55	—	1,387
Depreciation and amortization expense	7,471	4,758	416	275	—	12,920

	197,834	64,901	33,015	5,901	(29,222)	272,429

Income (loss) from operations	$13,954	$(4,820)	$14,586	$66	$—	$23,786

	For the Three Months Ended June 30, 2005

	ARM North America	CRM	Portfolio Management	ARM International	Intercompany Eliminations (1)	Consolidated

Revenues	$192,496	$43,787	$33,021	$3,308	$(20,165)	$252,447

Operating costs and expenses:
Payroll and related expenses	86,707	32,489	1,211	2,117	—	122,524
Selling, general and admin. expenses	81,220	8,263	21,038	957	(20,165)	91,313
Depreciation and amortization expense	6,959	3,601	207	153	—	10,920

	174,886	44,353	22,456	3,227	(20,165)	224,757

Income (loss) from operations	$17,610	$(566)	$10,565	$81	$—	$27,690

(1)	Represents the elimination of intercompany revenue for accounts receivable management services provided by ARM North America and ARM International to Portfolio Management, and intercompany revenue for accounts receivable management services provided by ARM International to ARM North America.